Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-202442) and Registration Statements on Form S-3 (Nos. 333-169826 and 333-182428) of The Andersons, Inc. of our report dated March 2, 2015, except for the effects of the change in the composition of reportable segments discussed in Note 13 (not presented herein) to the consolidated financial statements, as to which the date is February 29, 2016, relating to the consolidated financial statements and financial statement schedule which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
March 1, 2017